                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Cadence Design Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

                            ------------------------

TO THE STOCKHOLDERS OF
CADENCE DESIGN SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation, or Cadence, will be held on May 16, 2001, at 1:00 p.m. local time at 2655 Seely Avenue, Building 5, San Jose, California 95134, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Amended and Restated Senior Executive Bonus Plan.

     3. To ratify the selection of Arthur Andersen LLP as independent auditors of Cadence for its fiscal year ending December 29, 2001.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          R.L. Smith McKeithen
                                          Secretary

San Jose, California
April 13, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2001

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation, or Cadence, for use at its Annual Meeting of Stockholders to be held on May 16, 2001, at 1:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at 2655 Seely Avenue, Building 5, San Jose, California 95134. Cadence intends to mail this proxy statement and accompanying proxy card on or about April 13, 2001 to all stockholders entitled to vote at the annual meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Cadence's common stock, $0.01 par value per share, at the close of business on March 23, 2001, referred to as the record date, will be entitled to notice of and to vote at the annual meeting. At the close of business on March 23, 2001, Cadence had outstanding and entitled to vote approximately 244,716,706 shares of common stock.

     Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum at the annual meeting.

     All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

SOLICITATION

     Cadence will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the common stock beneficially owned by others to forward to such beneficial owners. Cadence will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to such beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of Cadence. No additional compensation will be paid to directors, officers or other employees for such services.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of Cadence at Cadence's principal executive offices, located at 2655 Seely Avenue, San Jose, California 95134, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Currently, there are nine directors serving on the Board of Directors, as authorized by Cadence's Bylaws. The Nominating Committee of the Board of Directors has recommended, and the Board has nominated, the eight nominees named below for election to the Board of Directors. Each nominee listed below is currently a director of Cadence. Except for Susan L. Bostrom, who was appointed on February 7, 2001, all nominees were elected at the last annual meeting. One of the incumbent directors, Carol A. Bartz, is not standing for re-election. After the annual meeting, the Board of Directors plans to reduce the number of authorized directors from nine to eight.

     Each director elected at the annual meeting will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Shares represented by executed proxies will be voted FOR the election of the eight nominees named below, if authority to do so is not withheld. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Votes cannot be cast for greater than the number of nominees listed below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee named by Cadence. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                              EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees, and certain information about them (including their term of service), are set forth below:

           NAME OF NOMINEE             AGE            PRINCIPAL OCCUPATION             DIRECTOR SINCE
           ---------------             ---            --------------------             --------------
H. Raymond Bingham...................  55     President and Chief Executive Officer         1997
                                              of Cadence
Susan L. Bostrom.....................  40     Senior Vice President, Internet               2001
                                              Business Solutions Group, Cisco
                                                Systems, Inc.
Dr. Leonard Y.W. Liu.................  59     President of ASE Group and Chief              1989
                                                Executive Officer of ASE Test
                                                Limited and Universal Scientific
                                                Industrial Co. Ltd.
Donald L. Lucas......................  71     Chairman of the Board of Cadence and          1988
                                                private venture capital investor
Dr. Alberto                            53     Professor of Electrical Engineering           1992
  Sangiovanni-Vincentelli............         and Computer Sciences, University of
                                                California, Berkeley
George M. Scalise....................  66     President, Semiconductor Industry             1989
                                                Association
Dr. John B. Shoven...................  53     Charles R. Schwab Professor of                1992
                                                Economics, Stanford University
Roger S. Siboni......................  46     President and Chief Executive                 1999
                                              Officer, E.piphany, Inc.

     H. Raymond Bingham has served as President and Chief Executive Officer of Cadence since May 1999. Mr. Bingham has been a director of Cadence since November 1997. From 1993 to April 1999, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Cadence. Prior to joining Cadence, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels, for eight years. Mr. Bingham also is a director of Legato Systems, Inc., Onyx Software Corporation, TenFold Corporation and KLA-Tencor Corporation.

     Susan L. Bostrom has served as a director of Cadence since February 2001. Ms. Bostrom has served as Senior Vice President, Internet Business Solutions Group of Cisco Systems, Inc. since 1998, and joined Cisco as its Vice President of Applications and Services Marketing in 1997. Prior to joining Cisco, Ms. Bostrom served as Senior Vice President of Global Marketing and Strategic Planning at FTP Software from 1996 to 1997. From 1993 to 1996, Ms. Bostrom served as Director of Strategic Marketing at National Semiconductor Corporation, a semiconductor manufacturing company.

     Dr. Leonard Y.W. Liu has served as a director of Cadence since 1989. Dr. Liu has served as President of ASE Group and Chief Executive Officer and a director of ASE Test Limited and Universal Scientific Industrial Co. Ltd. since October 1999. From 1995 to September 1999, Dr. Liu served as Chairman, President and Chief Executive Officer of Walker Interactive Systems, Inc., a high-end financial software company. From 1993 to 1995, Dr. Liu served as Chief Operating Officer of Cadence. From 1989 until 1992, Dr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer Group, a personal computer manufacturer. Dr. Liu also serves as a director of Advanced Semiconductor Engineering, Inc.

     Donald L. Lucas has served as Chairman of the Board of Cadence since 1988. From its inception in 1983 until 1987, Mr. Lucas served as Chairman of the Board and a director of SDA Systems, Inc., a predecessor of Cadence. Mr. Lucas has been a private venture capital investor since 1960. Mr. Lucas also serves as a director of Macromedia, Inc., Preview Systems, Inc., Oracle Corporation, Transcend Services, Inc. and Tricord Systems, Inc.

     Dr. Alberto Sangiovanni-Vincentelli has served as a director of Cadence since 1992. Dr. Sangiovanni-Vincentelli was named Chief Technology Advisor of Cadence in June 1999, and prior to that time served as a consultant to Cadence (or one of its predecessor corporations) since 1983. Dr. Sangiovanni-Vincentelli has been Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1976.

     George M. Scalise has served as a director of Cadence since 1989. Mr. Scalise has served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, since June 1997. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. from March 1996 to May 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation from 1991 to 1996. Mr. Scalise is the Deputy Chairman of the Federal Reserve Bank of San Francisco.

     Dr. John B. Shoven has served as a director of Cadence since 1992. Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University. Dr. Shoven has been at Stanford University since 1973. Dr. Shoven has served as director of the Stanford Institute for Economics Policy Research since November 1999 and from 1989 to 1993. Dr. Shoven also served as Chairman of the Economics Department from 1986 to 1989 and as Dean of the School of Humanities and Science from 1993 to 1998.

     Roger S. Siboni has served as a director of Cadence since January 1999. Mr. Siboni has served as President and Chief Executive Officer of E.piphany Inc., a software company which provides web-based enterprise relationship management
(ERM) solutions, since May 1997. Prior to joining E.piphany, Mr. Siboni spent more than twenty years at KPMG Peat Marwick LLP, a worldwide accounting and consulting organization, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni also serves as a director of FileNET, Inc., Corio, Inc. and the Walter A. Haas School of Business at the University of California at Berkeley.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 30, 2000, the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Venture Committee.

     The Audit Committee recommends the selection of independent auditors to the Board of Directors, reviews the overall scope and procedures, as well as the results, of the annual audit, and reviews the overall internal controls of Cadence. The Board of Directors adopted a Charter for the Audit Committee in February 2000. The Audit Committee is comprised of three non-employee directors, Dr. Shoven and Messrs. Lucas and Siboni. During fiscal 2000, the Audit Committee met four times. All members of the Audit Committee are "independent" and "financially literate" as defined in the listing standards of the New York Stock Exchange.

     The Compensation Committee reviews and approves the general compensation plans of Cadence, including Cadence's stock option, stock purchase and bonus plans, and determines specific compensation matters, including salaries, bonuses, stock options and incentive compensation, for the Chief Executive Officer, or CEO, and other Executive Officers (as designated by Cadence or otherwise covered as such under Rule 16b-3 of the Securities Exchange Act of 1934, as amended). The Compensation Committee also performs such other functions regarding compensation as the Board may delegate. During fiscal 2000, the Compensation Committee met three times and was comprised of three non-employee directors, Dr. Shoven, Mr. Scalise and Carol A. Bartz. Ms. Bartz will no longer serve on the Board of Directors or the Compensation Committee after the annual meeting.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on Cadence's Board of Directors and nominates specific individuals for election as officers of Cadence by the Board. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee met twice in fiscal 2000. The Nominating Committee is comprised of Dr. Sangiovanni-Vincentelli and Messrs. Lucas and Bingham.

     The Venture Committee advises the Board of Directors and acts on behalf of Cadence in monitoring its investment in Telos Venture Partners, L.P. The Venture Committee is comprised of two directors, Messrs. Lucas and Bingham. The Venture Committee met three times during fiscal 2000.

     During fiscal 2000, each Board member attended 75% or more of the meetings of the Board, and of the committees on which he or she served, that were held during the period for which he or she was a director or committee member.

COMPENSATION OF DIRECTORS

     Each non-employee director of Cadence, other than the Chairman of the Board, receives an annual retainer of $40,000. Mr. Lucas is paid an annual retainer of $120,000 for his services as Chairman of the Board. In addition to their annual Board retainer, directors are also paid an annual fee of $35,000 for service as Chairman of a committee of the Board. For the fiscal year ended December 30, 2000, the total cash compensation paid to non-employee directors was $500,000, excluding the consulting fee paid to Dr. Sangiovanni-Vincentelli, described more fully below. The members of the Board are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Cadence policy. Directors who are executive officers of Cadence do not receive additional compensation for their service on the Board.

     Each "Non-Employee Director" of Cadence also receives stock option grants under Cadence's 1995 Directors Stock Option Plan, or Directors Plan. A Non-Employee Director is defined in the Directors Plan as a director of Cadence who is not otherwise an employee or an affiliate of Cadence. Only Non-Employee Directors are eligible to receive options under the Directors Plan.

     Under the Directors Plan, each person who is first elected to be a Non-Employee Director is automatically granted an option to purchase a number of shares of common stock equal to 5,625 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of Cadence and the first April 1 following such person's becoming a director of Cadence. These initial grants vest in full on the March 31st following the grant date.

     In addition, on April 1 of each year, each Non-Employee Director is automatically granted an option to purchase 22,500 shares of common stock. On each April 1, a Non-Employee Director may also be granted an option to purchase 11,250 shares of common stock if the Non-Employee Director is also serving as Chairman of one committee of the Board and is a member of at least one additional committee of the Board but is not serving as Chairman of the Board. Also, on each April 1, a Non-Employee Director serving as Chairman of the Board is automatically granted an additional option to purchase 22,500 shares of common stock. All additional option grants vest in full one year following the grant date.

     Each Non-Employee Director who is a member of the Venture Committee of the Board is automatically granted an additional option to purchase 33,750 shares of common stock on the date of his or her initial selection to serve on the Venture Committee. The Non-Employee Director who is serving as the Chairman of the Venture Committee is on the date of his or her initial selection to serve as the Chairman of the Venture Committee granted an additional option to purchase 33,750 shares of common stock. Prior to January 30, 1998, the Directors Plan provided that a Non-Employee Director who completed five years of service as Chairman of the Board would automatically receive a one-time option to purchase 135,000 shares of common stock; effective January 30, 1998, the number of shares that in the future may be subject to such a one-time option grant was reduced to 101,250 shares. All options granted to members of the Venture Committee and the one-time grant made to the Chairman of the Board vest over three years in equal annual installments.

     As of March 23, 2001, 1,258,125 shares subject to options under the Directors Plan were outstanding at exercise prices ranging from $8.56 to $34.31 per share.

     Pursuant to a consulting agreement with Cadence, Dr. Sangiovanni-Vincentelli was paid $275,000 for his services as Chief Technology Advisor to Cadence in 2000 and as a bonus for services performed in 1999. Dr. Sangiovanni-Vincentelli's services consisted of providing technical direction and strategic advice to Cadence. Dr. Sangiovanni-Vincentelli has provided consulting services to Cadence since 1983, and is expected to render similar services in 2001.

                                   PROPOSAL 2

        APPROVAL OF THE AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN

     In 1996, the Compensation Committee adopted, and Cadence's stockholders subsequently approved, a cash incentive bonus plan for Cadence's CEO, referred to as the CEO Bonus Plan. The CEO Bonus Plan was intended to serve as the primary method for providing the CEO with cash incentive compensation.

     In 1998, the Compensation Committee amended the CEO Bonus Plan, to (a) extend eligibility to participate in the CEO Bonus Plan to those individuals who were part of Cadence's senior executive staff, as designated by the CEO, referred to collectively with the CEO as the Executives, (b) change the name of the CEO Bonus Plan to the Senior Executive Bonus Plan, (c) authorize the Compensation Committee to exercise positive discretion to increase the amount of compensation payable under the Senior Executive Bonus Plan to an Executive who was not a "covered employee" (that is, the CEO and the four highest compensated executive officers on the last day of the company's taxable year) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and
(d) provide for annual cash payments to the Executives based on the degree to which Cadence achieved its goal for diluted earnings per share for the fiscal year. This amendment of the CEO Bonus Plan was subsequently approved by Cadence's stockholders.

     In February 2001, the Board of Directors approved the amendment and restatement of the Senior Executive Bonus Plan, subject to stockholder approval, to authorize the Compensation Committee to (a) consider other relevant performance criteria measured over all or part of the fiscal year in determining performance bonus amounts, as described more fully below, and (b) exercise its discretion to direct the payment of any additional amount to an Executive for any fiscal year. A copy of the Senior Executive Bonus Plan is attached as Exhibit A to this Proxy Statement.

     The Amended and Restated Senior Executive Bonus Plan is being submitted for the approval of the stockholders in order to allow Cadence to take a federal income tax deduction for all performance-based cash payments under the Senior Executive Bonus Plan to Executives without being limited by Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits to $1,000,000 per year the deductibility of compensation paid to "covered employees." However, compensation that satisfies the requirements for "performance-based compensation" is not subject to this limit and, therefore, is generally deductible in full by a corporate employer. One of the requirements for this favorable tax treatment is stockholder approval of the material terms of the proposed performance incentive compensation plan.

     Stockholders are requested in this Proposal 2 to approve the Amended and Restated Senior Executive Bonus Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Amended and Restated Senior Executive Bonus Plan. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

     The material terms of the Amended and Restated Senior Executive Bonus Plan, referred to as the Bonus Plan below, are as follows (for the complete terms of the Bonus Plan, see Exhibit A):

     Eligibility: Only Executives may participate in the Bonus Plan.

     Administration: The Compensation Committee administers the Bonus Plan.

     Nature and Amount of Award: The Bonus Plan provides for annual cash payments to the Executives. The amount of an annual performance-based payment varies with the degree to which Cadence achieves its performance criteria. The performance criteria can be measured individually or in combination and can be applied to Cadence's performance as a whole or, alternatively, individual business units of Cadence. In addition, the performance criteria can be measured by Cadence's performance alone or, alternatively, relative to a designated group of comparable companies. The performance criteria will include one or more of the following:

     - cash flow

     - earnings per share (including earnings before interest, taxes and amortization)

     - return on equity

     - total stockholder return

     - return on capital

     - return on assets or net assets

     - revenue

     - income or net income

     - operating income or net operating income

     - operating profit or net operating profit

     - operating margin

     - return on operating revenue

     - market share

     - customer loyalty, as measured by a customer loyalty index determined by an independent consultant expert in measuring such matters

     - any other objective and measurable criteria tied to Cadence's performance

     The performance bonus amounts payable to each Executive will be the product of a target bonus multiplied by one or more factors, where each factor is based on a relevant performance criterion and reflects the extent to which the targets for such criterion are realized and the relative weight given to such performance criterion. As determined by the Compensation Committee, any given performance criterion may be measured over all or part of a fiscal year. The Compensation Committee will establish these items for each fiscal year within the first 90 days of the fiscal year, or within the first 25% of the days of any shorter performance period.

     The Compensation Committee may also direct that any performance bonus be reduced below the amount as calculated above based on individual performance.

     In addition to any performance bonus, the Compensation Committee may also, in its discretion, direct the payment of any additional amount to an Executive for any fiscal year, but this amount will not constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. No Executive's performance-based bonus under the Bonus Plan may exceed $5,000,000 for a fiscal year.

     Timing of Payment: Any annual payment under the Bonus Plan will be made as soon as practicable after the end of the fiscal year, but only after the Compensation Committee has certified that Cadence's performance criteria and targets established for the relevant period have been met. The Executive must remain employed by Cadence until the time the bonus is paid, except in the event of death or disability, unless otherwise provided in a written agreement with the Executive. If the Executive was not employed for the entire fiscal year, he or she will be entitled to receive a prorated amount of the bonus.

     Amendment and Termination: The Compensation Committee may terminate the Bonus Plan at any time, for any or no reason, and may also amend the Bonus Plan to reduce the amount of an Executive's bonus payment at any time, for any or no reason.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as Cadence's independent auditors for the fiscal year ending December 29, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Arthur Andersen LLP has audited Cadence's financial statements since 1983. Representatives from Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

     Stockholder ratification of the selection of Arthur Andersen LLP as Cadence's independent auditors is not required by Cadence's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of Cadence and its stockholders.

     The Board recommends a vote FOR ratification of the selection of Arthur Andersen LLP. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to ratify the selection of Arthur Andersen LLP. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Arthur Andersen LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews Cadence's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Cadence's independent auditors are responsible for expressing an opinion on the conformity of Cadence's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committee) and discussed with them their independence from Cadence and its management. The Audit Committee has also considered whether the independent auditors' provision of other non-audit services to Cadence is compatible with the auditors' independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Cadence's Annual Report on SEC Form 10-K for the year ended December 30, 2000, for filing with the SEC.

     The foregoing Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                          AUDIT COMMITTEE

                                          Donald L. Lucas, Chairman
                                          John B. Shoven
                                          Roger S. Siboni

        FEES BILLED TO COMPANY BY ARTHUR ANDERSEN LLP DURING FISCAL 2000

     Audit Fees: Audit fees billed to Cadence by Arthur Andersen LLP during the 2000 fiscal year for review of Cadence's annual financial statements and those financial statements included in its quarterly reports on Form 10-Q totaled $934,000.

     Financial Information Systems Design and Implementation Fees: Cadence did not engage Arthur Andersen LLP to provide advice regarding financial information systems design and implementation during the 2000 fiscal year.

     All Other Fees: The aggregate of "All Other Fees" billed to Cadence by Arthur Andersen LLP during fiscal 2000 for non-audit services totaled $5,687,000. This figure includes fees billed for tax advisory, tax compliance, internal audit services, business systems consulting and the separation from Cadence and contemplated initial public offering of Tality Corporation.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Cadence's common stock as of March 23, 2001 (unless otherwise indicated below) by: (i) all those known by Cadence to be beneficial owners of more than five percent of its common stock; (ii) each of the Executive Officers (or the former Executive Officer) named in the Summary Compensation Table presented below under "Compensation of Executive Officers -- Summary of Compensation";
(iii) all directors and director nominees and (iv) all Executive Officers and directors of Cadence as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
                      BENEFICIAL OWNER                          SHARES       TOTAL
                      ----------------                        ----------   ----------
Capital Research and Management Company(2)..................  18,415,500      7.53%
  333 South Hope Street
  Los Angeles, CA 90071
Massachusetts Financial Services Company(3).................  14,030,083      5.73%
  500 Boylston Street
  Boston, MA 02116
FMR Corp.(4)................................................  36,843,560     15.06%
  82 Devonshire Street
  Boston, MA 02109
OppenheimerFunds, Inc.(5)...................................  21,047,160      8.60%
  Two World Trade Center, 34th Floor
  New York, NY 10048
Oppenheimer Global Fund(6)..................................  14,875,040      6.08%
  6803 S. Tucson Way
  Englewood, CO 80112
H. Raymond Bingham(7).......................................   1,660,350         *
Kevin Bushby(7).............................................     220,508         *
Adriaan Ligtenberg(7)(8)....................................     172,034         *
William Porter(7)...........................................     317,958         *
Ronald R. Barris(7).........................................     111,152         *
Robert P. Wiederhold(7).....................................     267,480         *
Carol A. Bartz(7)...........................................     125,000         *
Susan L. Bostrom(7).........................................       5,625         *
Leonard Y.W. Liu, Ph.D.(7)..................................     216,500         *
Donald L. Lucas(7)(9).......................................     447,500         *
Alberto Sangiovanni-Vincentelli, Ph.D.(7)...................     309,121         *
George M. Scalise(7)........................................     212,500         *
John B. Shoven, Ph.D.(7)....................................     360,000         *
Roger S. Siboni(7)..........................................      50,625         *
All executive officers and directors as a group (15            4,490,498      1.83%
  persons)(7)...............................................

---------------
 *  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission, referred to as the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cadence believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by such stockholder. Beneficial ownership of greater than five percent of Cadence's outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of executive officers and directors is as of March 23, 2001. Applicable percentages are based on 244,716,706 shares of Cadence common stock outstanding on March 23, 2001, adjusted as required by rules promulgated by the SEC.

(2) Capital Research and Management Company, or CRMC, filed with the SEC an amended Schedule 13G dated February 12, 2001, indicating that CRMC holds 18,415,500 shares for which it has sole investment power. CRMC disclaims beneficial ownership of any shares of Cadence's common stock deemed to be beneficially owned by CRMC.

(3) Massachusetts Financial Services Company, or MFS, filed with the SEC an amended Schedule 13G dated February 9, 2001, indicating that MFS holds 14,030,083 shares for which it has sole investment and sole voting power. According to this Schedule 13G, 10,951,191 of these shares are also beneficially owned by MFS Series Trust II -- MFS Emerging Growth Stock Fund and 3,078,892 shares are also beneficially owned by certain non-reporting entities as well as MFS.

(4) FMR Corp. filed with the SEC an amended Schedule 13G dated February 13, 2001, indicating that it holds 36,843,560 shares for which it has sole investment power and 4,402,190 shares for which it has sole voting power. According to this Schedule 13G, 32,069,470 shares are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which acts as investment adviser to various companies, 3,888,300 shares are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and 882,800 shares are beneficially owned by Fidelity International Limited. Each of Edward C. Johnson III, Chairman of FMR Corp., through its control of Fidelity Management and Research Company, and the Fidelity Funds has sole investment power over the 32,069,470 shares owned by the Fidelity Funds. Each of Edward C. Johnson III and FMR Corp., through its control of Fidelity Management Trust Company, has sole investment power over the 3,888,300 shares beneficially owned by Fidelity Management Trust Company and sole voting power over 3,516,400 of such shares. Fidelity International Limited holds 882,800 shares for which it has sole investment and sole voting power and Abigail P. Johnson holds 2,990 shares for which she has sole voting and sole investment power.

(5) OppenheimerFunds, Inc. has filed with the SEC a Schedule 13G dated February 13, 2001, indicating that it holds 21,047,160 shares for which it holds shared investment power. OppenheimerFunds, Inc. disclaims beneficial ownership of any shares of Cadence's common stock deemed to be beneficially owned by OppenheimerFunds, Inc.

(6) OppenheimerFunds, Inc. filed a Schedule 13G dated February 13, 2001 on behalf of Oppenheimer Global Fund, an investment company registered pursuant to Section 8 of the Investment Company Act. Oppenheimer Global Fund holds 14,875,040 shares for which it has shared investment power and sole voting power. Such shares are also included in OppenheimerFunds, Inc.'s 21,047,160 shares for which it holds shared investment power, discussed above in footnote (5).

(7) Includes shares which certain executive officers, a former executive officer and directors of Cadence have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: H. Raymond Bingham, 1,553,015 shares; Kevin Bushby, 225,373 shares; Adriaan Ligtenberg, 169,999 shares; William Porter, 286,998 shares; Ronald R. Barris, 110,000 shares; Robert P. Wiederhold, 258,833 shares; Carol A. Bartz, 120,000 shares; Susan L. Bostrom, 5,625 shares; Leonard Y. W. Liu, Ph.D., 207,500 shares; Donald L. Lucas, 352,500 shares; Alberto Sangiovanni-Vincentelli, Ph.D., 267,162 shares; George M. Scalise, 202,500 shares; John B. Shoven, Ph.D., 345,000 shares; Roger S. Siboni, 50,625 shares; and all current executive officers and directors as a group, 4,490,498 shares.

(8) Mr. Ligtenberg served until August 2000 as Senior Vice President, Methodology Services and currently serves as Senior Vice President and General Manager, eMerging Business.

(9) Includes 110,930 shares held under a trust agreement for the benefit of Mr. Lucas and his wife.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of three non-employee directors of Cadence. During the fiscal year, the Compensation Committee met three times and was comprised of three non-employee directors, Dr. Shoven, Mr. Scalise and Carol A. Bartz. Ms. Bartz will not continue to serve on the Compensation Committee or the Board of Directors after the annual meeting.

COMPENSATION COMMITTEE POLICY

     At or near the beginning of each fiscal year, the Compensation Committee typically establishes base salary levels and target bonuses for the CEO and other Executive Officers. The Compensation Committee acts on behalf of the Board of Directors to establish the general compensation policy of Cadence for its Executive Officers. The Compensation Committee administers the equity incentive plans, including the Senior Executive Bonus Plan and Cadence's stock option plans. The Compensation Committee believes that the compensation of the Executive Officers should be greatly influenced by Cadence's performance. Consistent with this philosophy, a designated portion of the compensation of each Executive Officer is contingent upon corporate performance and adjusted where appropriate, based on an Executive Officer's performance against personal performance objectives. Long-term equity incentives for Executive Officers are provided through the granting of stock options under Cadence's stock option plans. The value of stock options generally can be realized by an Executive Officer only if the price of common stock increases above the fair market value on the grant date and the Executive Officer remains employed by Cadence for the period required for the options to vest.

     The base salaries, incentive compensation and stock option grants of the Executive Officers are determined in part by the Compensation Committee in reliance on surveys of prevailing competitive salaries and equity practices in the technology sector for similar positions and by evaluating those salary standards against the achievement by Cadence of its corporate goals. The cash compensation of Cadence's Executive Officers was compared to equivalent data in the Radford Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. The equity compensation of the Executive Officers was compared to equivalent data in the iQuantic Survey of prevailing competitive market equity practices to determine stock option grants.

     The Radford Survey and iQuantic Survey companies selected were intended to match Cadence appropriately in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the Radford Survey and iQuantic Survey bases, for instance, had average sales that closely approximate Cadence's revenue level. A portion of the companies in the S&P Technology Sector Index, or S&P TS Index, which is used by Cadence in preparing the stock price performance graph, was included in the Radford Survey and iQuantic Survey. The balance of the S&P TS Index companies, however, was too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to evaluate Executive Officer salaries. The additional companies in the Radford Survey and iQuantic survey bases were believed to be relevant by Cadence's independent compensation consultants because they compete for executive talent with Cadence, notwithstanding the fact that they are not included in the S&P TS Index.

2000 EXECUTIVE COMPENSATION

     Base Compensation. The Radford Survey information, together with the CEO's recommendation of base salary and target bonus for 2000 for each Executive Officer other than the CEO, was presented to the Committee in January 2000. The Compensation Committee reviewed the recommendation of the CEO and the Radford Survey data outlined above and established a base salary level to be effective January 1, 2000 for each Executive Officer (see specific report on CEO compensation below).

     Incentive Compensation. The Compensation Committee reviewed the Senior Executive Bonus Plan and the Cadence performance objectives to be used for purposes of bonus determination within the first 90 days of fiscal 2000. The Compensation Committee assigned a target bonus to each Executive Officer, which was either a precise dollar figure or a percentage of the Executive Officer's base salary. The Compensation

Committee also approved the performance objectives to be used for bonus determination, and the overall structure and mechanics of the Senior Executive Bonus Plan. In January 2001, the Compensation Committee determined bonus awards for 2000 for Executive Officers pursuant to the Senior Executive Bonus Plan. Bonuses were determined with reference to the percentage relationship of actual to targeted realization of the Cadence performance objectives, without adjustment for individual performance.

     Stock Purchase Program. In May 2000, the Compensation Committee adopted a Stock Purchase Program to assist Cadence's efforts to attract and retain key Cadence employees and to provide incentive to those employees who are critical to the success of a business unit that is eventually intended to be separated from Cadence. Under this program, Executive Officers and other selected Cadence employees are offered the opportunity to purchase from Cadence stock of one or more of the new entities holding these business units at a price equal to the fair market value of the stock at the time of purchase. In connection with the formation of each new entity, Cadence's Board of Directors or Compensation Committee approves the total number of shares eligible for purchase by Cadence employees under the Stock Purchase Program, as well as specific allocations of shares offered to the CEO and the other Executive Officers. To date, the maximum number of shares of any particular entity approved for sale to Cadence employees generally has not exceeded 5% of the entity's total outstanding shares on a fully-diluted basis. Available shares are generally allocated between two groups of employees. The first group includes the CEO and certain Senior Vice Presidents deemed critical to the success of the new entity as approved by the Compensation Committee. The second group is comprised of Executive Officers, Corporate Vice Presidents and other individuals (who need not be members of management) selected by the CEO. The stock purchased by participants may be subject to vesting restrictions based upon the employee's continued employment, as determined in each case by the CEO. The subscription agreements for shares purchased under the Stock Purchase Program permit Cadence (i) a right of first refusal to purchase the shares, (ii) a right to repurchase the shares at the original purchase price upon termination of a participant's employment other than involuntary termination without cause at any time before the expiration of any applicable vesting period, and (iii) a right to cause all participants to sell their shares if Cadence wishes to sell the entity to a third party. During 2000, all of Cadence's Executive Officers participated in the Stock Purchase Program.

     Stock Options. Stock options typically have been granted to executives when the executive joins Cadence, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. Stock options were granted to two of the Named Executive Officers appearing in the Summary Compensation Table below who became executive officers in fiscal 2000, Messrs. Barris and Bushby. The Compensation Committee also grants stock options to executives to provide ongoing incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The iQuantic Survey data was also used for general comparison purposes in determining stock option grants to executives. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of Cadence's common stock on the date of grant. The stock options have a ten-year term. In December 2000, after evaluating 2000 performance and compensation levels, the Compensation Committee, in its discretion, granted stock options to the CEO.

2000 CEO COMPENSATION

     Compensation for the CEO is determined through a process similar to that discussed above for the other Executive Officers.

     Mr. Bingham's base salary, target bonus, performance objectives, and schedule of adjustment to the target bonus were established by the Committee within the first 90 days of fiscal 2000. Mr. Bingham's base salary level and target bonus were based upon the Compensation Committee's discretionary evaluation of a number of factors, including the Radford Survey. For fiscal 2000, the Compensation Committee established Mr. Bingham's base salary at $700,027 and awarded Mr. Bingham a cash bonus of $1,225,000. Mr. Bingham's bonus was determined with reference to the percentage relationship of actual to targeted realization of Cadence's performance objectives, without adjustment for individual performance.

     Mr. Bingham was awarded stock option grants on January 14, 2000 for 350,000 shares and on December 4, 2000 for 500,000 shares of Cadence's common stock. With respect to the stock option grants, the Compensation Committee, in determining the size of the awards, took into account market data from companies similar to Cadence, the iQuantic Survey, and the number of options previously awarded to Mr. Bingham.

     Mr. Bingham also participated in the Stock Purchase Program described above.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for certain executive compensation in excess of $1,000,000 in any given year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. Cadence believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Compensation Committee believes that all compensation realized in 2000 by the Executive Officers is deductible under Section 162(m).

     The foregoing Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Cadence specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE

                                          John B. Shoven, Chairman
                                          Carol A. Bartz
                                          George M. Scalise

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or ever was a Cadence officer or employee. No member of the Compensation Committee is, or was during 2000, an executive officer of another company whose board of directors has a comparable committee on which one of Cadence's executive officers serves.

                       COMPENSATION OF EXECUTIVE OFFICERS
                            SUMMARY OF COMPENSATION

     The following table shows for fiscal years 1998, 1999 and 2000, compensation awarded or paid to, or earned by, Cadence's six most highly compensated executive officers or former executive officers at December 30, 2000, including Cadence's Chief Executive Officer, referred to as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                ANNUAL                  AWARDS
                                            COMPENSATION(1)      ---------------------
                                         ---------------------   NUMBER OF SECURITIES        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)    UNDERLYING OPTIONS(#)   COMPENSATION(2)($)
  ---------------------------    ----    ---------   ---------   ---------------------   ------------------
H. Raymond Bingham.............  2000     700,027    1,225,000           850,000                4,087
  President and                  1999     621,474           --         1,200,000               47,149
  Chief Executive Officer        1998     450,000      522,315           700,000                3,200
Ronald R. Barris(3)............  2000     375,014      568,750           100,000                   --
  Senior Vice President,         1999      14,580       50,000           300,000                   --
  Corporate Strategy and
  Services                       1998          --           --                --                   --
Kevin Bushby(4)................  2000     315,189      601,348           150,000               99,504
  Senior Vice President,         1999     281,162      233,021           150,000              295,076
  Worldwide Field Operations     1998     264,269           --           110,000              623,266
Adriaan Ligtenberg(5)..........  2000     300,012      526,500                --                  658
  Senior Vice President,         1999      95,577       77,656           550,000                   --
  Methodology Services           1998          --           --                --                   --
William Porter.................  2000     350,013      437,500                --                2,229
  Senior Vice President and      1999     268,505      112,500           400,000               24,516
  Chief Financial Officer        1998     186,106      170,225            95,000                2,995
Robert P. Wiederhold(6)........  2000     350,012      271,000                --                4,380
  President and Chief Executive  1999     281,250      151,875           350,000               37,298
  Officer, Tality Corporation    1998     197,372      199,650           100,000                   --

---------------
(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Represents Cadence's contributions to 401(k) savings plan for each executive except Mr. Bushby. In 2000, also includes Mr. Bushby's car allowance in the amount of $22,395 and payments in lieu of a United Kingdom pension plan of $77,109, but does not include Cadence's loan to Mr. Barris for the purchase of a residence. See "Certain Transactions" for a description of the loan to Mr. Barris. In 1999, also includes (i) the value of accrued but unused vacation converted into cash in the amount of $44,349 for Mr. Bingham and $18,080 for Mr. Porter, (ii) for Mr. Porter, $4,105 comprised of a non-cash bonus and (iii) for Mr. Bushby, a car allowance in the amount of $24,273, payments in lieu of a United Kingdom pension plan of $52,532 and sales commissions of $218,271. In 1998, also includes for Mr. Busby, a car allowance in the amount of $22,460, payments in lieu of a United Kingdom pension plan of $78,643 and sales commissions of $522,163.

(3) Mr. Barris began serving as Senior Vice President, Services in August 2000.

(4) Mr. Bushby began serving as Senior Vice President, Worldwide Field Operations in May 2000.

(5) Mr. Ligtenberg began serving as Senior Vice President, Methodology Services in February 2000. Since August 2000, Mr. Ligtenberg has served as Senior Vice President and General Manager, eMerging Business.

(6) Until July 2000, Mr. Wiederhold served as Senior Vice President of the Worldwide Design Services Group, which now operates as an indirect subsidiary of Cadence named Tality Corporation. Since its formation in July 2000, Mr. Wiederhold has served as President and Chief Executive Officer of Tality

    Corporation. In connection with Tality Corporation's formation, Mr. Wiederhold was granted an option to purchase 3,825,000 shares of Tality Corporation.

                       STOCK OPTION GRANTS AND EXERCISES

     During the fiscal year ending December 30, 2000, Cadence granted options to its executive officers under Cadence's stock option plans. The following tables show for the fiscal year, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                   INDIVIDUAL GRANTS
                               -------------------------                              POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                                AT ASSUMED ANNUAL RATES
                               NUMBER OF      OPTIONS                                       OF STOCK PRICE
                               SECURITIES    GRANTED TO                                      APPRECIATION
                               UNDERLYING   EMPLOYEES IN   EXERCISE OR                    FOR OPTION TERM(1)
                                OPTIONS        FISCAL      BASE PRICE    EXPIRATION   --------------------------
            NAME               GRANTED(#)       YEAR         ($/SH)         DATE         10%($)         5%($)
            ----               ----------   ------------   -----------   ----------   ------------   -----------
H. Raymond Bingham...........   350,000(2)      2.28%       21.50000     1/14/2010     11,992,912     4,732,432
                                500,000(2)      3.26%       24.40625     12/4/2010     19,448,638     7,674,480
Ronald R. Barris.............   100,000(2)      0.65%       14.68750     5/19/2010        923,689     2,340,809
Kevin Bushby.................   150,000(2)      0.98%       14.68750     5/19/2007        896,893     2,090,142
Adriaan Ligtenberg...........        --           --              --            --             --            --
William Porter...............        --           --              --            --             --            --
Robert P. Wiederhold(3)......        --           --              --            --             --            --

---------------
(1) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the term of the option.

(2) These option grants generally vest at the rate of 1/48 of the shares subject to the option each month following the grant date.

(3) Mr. Wiederhold was granted an option to purchase 3,825,000 shares of Tality Corporation at $6.25 per share in July 2000. This option grant vests in full seven years from the date of grant and expires on July 13, 2010. The potential realizable values at assumed annual rates of 10% and 5% stock price appreciation for the option term are $38,100,406 and $15,034,512, respectively, based on the fair market value of Tality Corporation common stock ($6.25) on the date of grant. In the event that Mr. Wiederhold surrenders existing Cadence unvested options on or before July 13, 2001, this option grant will accelerate to vest in four equal installments commencing one year from the date of grant. Mr. Wiederhold received 27.33% of options for common stock granted to employees of Tality Corporation in fiscal 2000.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                     SHARES                 UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                   ACQUIRED ON    VALUE      OPTIONS AT 12/30/00     IN-THE-MONEY OPTIONS AT
                                    EXERCISE     REALIZED        EXERCISABLE/         12/30/00 EXERCISABLE/
              NAME                     (#)        ($)(1)       UNEXERCISABLE(#)        UNEXERCISABLE($)(2)
              ----                 -----------   --------   ----------------------   -----------------------
H. Raymond Bingham...............        --           --      1,174,473/2,034,793     14,811,755/15,416,626
Ronald R. Barris.................        --           --          74,583/ 325,417        650,178/ 2,934,197
Kevin Bushby.....................    10,000      180,625         153,708/ 302,792      1,580,508/ 3,191,179
Adriaan Ligtenberg...............    40,000      406,875          45,833/ 464,167        568,329/ 4,864,171
William Porter...................        --           --         236,165/ 329,835      2,998,657/ 4,206,969
Robert P. Wiederhold(3)..........        --           --         221,332/ 436,668      3,014,277/ 5,561,581

---------------
(1) Value realized is based upon the fair market value of common stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) The fair market value of common stock at December 30, 2000 ($27.50) less the exercise price for the options.

(3) Mr. Wiederhold also holds no exercisable and 3,825,000 unexercisable options for Tality Corporation common stock, none of which is currently in-the-money.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENT WITH H. RAYMOND BINGHAM

     Effective April 26, 1999, Cadence entered into an employment agreement, referred to as the Employment Agreement, with Mr. Bingham, which superseded employment agreements with Mr. Bingham entered into in May 1993 and November 1997. The Employment Agreement provides, among other things, for Mr. Bingham's employment as President and Chief Executive Officer at an initial base salary of $700,000 per year. Under the Employment Agreement, Mr. Bingham is also eligible for participation in the Bonus Plan at an annual target bonus of $700,000 per year. The Employment Agreement also provided for the grant of a stock option for 850,000 shares of common stock. The option was granted by the Compensation Committee to Mr. Bingham on May 7, 1999. The Employment Agreement also provides for the indemnification of Mr. Bingham in accordance with the terms of the indemnification agreement entered into between Cadence and Mr. Bingham. Additionally, the Employment Agreement provides that Mr. Bingham will receive such benefits as the Board of Directors may, from time to time, determine to provide for Cadence's key executives.

     Under the Employment Agreement, Mr. Bingham's employment by Cadence terminates immediately upon Mr. Bingham's receipt of a written notice of termination by Cadence, upon Cadence's receipt of written notice of termination by Mr. Bingham, or upon Mr. Bingham's permanent disability or death. In the event of termination of his employment other than (i) for "cause", such as Mr. Bingham's gross misconduct, fraud, or material breach, (ii) on account of Mr. Bingham's permanent disability, or (iii) by Mr. Bingham's voluntary termination for other than "good reason," which term includes an involuntary demotion, an involuntary reduction in compensation (including base compensation, fringe benefits or target bonus) of more than 10%, or an involuntary relocation of more than 30 miles, the Employment Agreement provides that Cadence will pay an amount equal to 180% of one year's base salary and annual target bonus at the time of termination to Mr. Bingham in one lump sum payment. Mr. Bingham would also continue to receive all health, disability and life insurance coverage for a 12 month period after termination of employment. Additionally, all of the unvested options held by Mr. Bingham on the date of such termination that would have vested over the succeeding 30 month period, except any performance-based options, will immediately vest and become exercisable in full. The options will remain exercisable for the period specified in such option agreements.

     Should a change of control in the ownership of Cadence occur, and Mr. Bingham's employment with Cadence is terminated other than (i) for cause, (ii) on account of total disability or death, or (iii) by a voluntary termination by Mr. Bingham for other than good reason, in each case within 13 months after a change in control, then the Employment Agreement provides that (1) Cadence will pay in one lump sum an amount equal to 250% of one year's base salary and annual target bonus for Mr. Bingham at the time of his termination, as in effect immediately prior to such termination, and (2) all unvested options held by Mr. Bingham on the date of such change in control will immediately vest and become exercisable in full and will remain exercisable for the period specified in such option agreements.

     In the event that the severance and other benefits provided to Mr. Bingham constitute "parachute payments" subject to federal excise tax, then Mr. Bingham's benefits under the change of control provisions of the Employment Agreement will be payable either (i) in full, or (ii) as to such lesser amount which would result in no excise tax, whichever amount leaves Mr. Bingham with the greatest amount of benefits on an after-tax basis.

TALITY CORPORATION'S EMPLOYMENT AGREEMENT WITH ROBERT P. WIEDERHOLD

     Tality Corporation, or Tality, a private indirect subsidiary of Cadence, entered into an at-will employment agreement with Mr. Wiederhold in July 2000. In the event of termination of Mr. Wiederhold's employment other than (i) for "cause", such as Mr. Wiederhold's gross misconduct, fraud, or material breach,
(ii) on account of Mr. Wiederhold's permanent disability or (iii) by Tality's "constructive termination" of Mr. Wiederhold, which term includes an involuntary demotion, an involuntary reduction in compensation (including base compensation, fringe benefits or target bonus) of more than 10%, or an involuntary relocation of more than 30 miles, Tality will pay Mr. Wiederhold his base salary for 12 months immediately following termination. In addition, Tality will pay Mr. Wiederhold his prorated target bonus through the date of termination and an additional 12 months' bonus at the same rate. Mr. Wiederhold will also be entitled to the immediate vesting of all unvested Tality options, which will remain exercisable for the period specified in the relevant option agreements. Mr. Wiederhold will also be entitled to these benefits in the event of a termination upon a change of control of Tality.

     In the event that any of the severance and other benefits provided to Mr. Wiederhold constitute "excess parachute payments" subject to federal excise tax, then Mr. Wiederhold, in his sole discretion, may elect to reduce the amounts payable under the retention agreement or to have any portion of the applicable options or restricted stock not vest in order to avoid any "excess parachute payment."

CHANGE-IN-CONTROL AGREEMENTS

     Cadence has entered into a change-in-control agreement with each of William Porter, Kevin Bushby, and Ronald R. Barris, referred to in this and the next paragraph as the Executives. If a change in control of the ownership of Cadence occurs and the Executive's employment with Cadence is terminated within 13 months after the change in control other than (i) for cause, such as the Executive's gross misconduct, fraud or improper disclosure or use of confidential business information, (ii) on account of the Executive's total and permanent disability or death or (iii) by a voluntary termination by the Executive for other than "good reason", which term includes an involuntary relocation of more than 50 miles, a reduction in base salary and target bonus of more than 10% and a material reduction in the Executive's duties and responsibilities, then Cadence will pay to the Executive an amount equal to one year of his base salary at the time of termination in one lump sum payment. Cadence will also pay the Executive's target bonus for the year of termination as in effect immediately prior to such termination. Additionally, all unvested Cadence options held by the Executive on the date of such change in control will immediately vest and become exercisable in full and will remain exercisable for the period specified in such option agreements.

     In the event that any of the severance and other benefits provided to an Executive constitute "excess parachute payments" subject to federal excise tax, then the Executive, in his sole discretion, may elect to reduce the amounts payable under the change-in-control agreement or to have any portion of the applicable options or restricted stock not vest in order to avoid any "excess parachute payment."

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1994 for (i) Cadence's common stock, (ii) the Standard & Poor's 500 Composite Index, referred to as the S&P 500, and (iii) the Standard & Poor's Technology Sector Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

     This Section is not soliciting material, is not deem filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

------------------------------------------------------------------------------------------
                                             Cumulative Total Return
------------------------------------------------------------------------------------------
                        12/94     12/95     12/96     12/97     12/98     12/99     12/00
------------------------------------------------------------------------------------------
 CADENCE DESIGN
  SYSTEMS, INC.          100     305.45    430.91    534.55    649.09    523.64    600.00
------------------------------------------------------------------------------------------
 S&P 500                 100     137.58    169.17    225.61    290.09    351.13    319.16
------------------------------------------------------------------------------------------
 S&P TECHNOLOGY
  SECTOR                 100     144.04    204.35    257.67    445.72    780.60    468.75
------------------------------------------------------------------------------------------

                  COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN
                      AMONG CADENCE DESIGN SYSTEMS, INC.,
           THE S & P 500 INDEX AND THE S & P TECHNOLOGY SECTOR INDEX

[PERFORMANCE GRAPH]
SOURCE: RESEARCH DATA GROUP, INC.

                              CERTAIN TRANSACTIONS

     All transactions from January 1, 2000 to the present between Cadence and any current executive officer or director have been approved by a majority of the disinterested members of the Board of Directors.

INDEMNIFICATION AGREEMENTS

     Cadence's Bylaws provide that Cadence will indemnify its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law. Cadence's Bylaws also authorize the Board of Directors to cause Cadence to enter into indemnification contracts with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these Bylaw provisions, Cadence has entered into indemnity agreements with each of its directors and each of the Named Executive Officers.

     Each indemnity agreement provides, among other things, that Cadence will indemnify each such individual to the extent provided in the agreement, for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individual becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, to which such individual is or may be made a party by reason of his or her position as a director, officer, employee or other agent of Cadence, and otherwise as may be provided to such individual by Cadence under the non-exclusivity provisions of the Delaware General Corporation Law and Cadence's Bylaws.

INDEBTEDNESS OF MANAGEMENT

     Stock Purchase Program. During 2000, all Cadence executive officers were granted the right to purchase shares of common stock of one or more of three new Cadence-sponsored entities. These entities were SpinCircuit, Inc., Alchemy Semiconductor, Inc. and Tality Corporation.

     The percentages of the total number of outstanding shares of stock of these new entities, on a fully-diluted basis, purchased by the executive officers ranged as follows: H. Raymond Bingham, President, CEO and a director of Cadence, 0.2% to 0.8%; William Porter, Senior Vice President and Chief Financial Officer, 0.1% to 0.2%; Ronald R. Barris, Senior Vice President, Corporate Strategy and Services, 0.1% to 0.2%; Kevin Bushby, Senior Vice President, Worldwide Field Operations, 0.1% to 0.2%; Adriaan Ligtenberg, Senior Vice President, eMerging Business, 0.1% to 0.6%; R.L. Smith McKeithen, Senior Vice President, General Counsel and Secretary, 0.1% to 0.2%; Robert P. Wiederhold, President and Chief Executive Officer of Tality Corporation, 0% to 0.2%; and Robert A. Promm, Vice President and Corporate Controller, 0% to 0.02%. In partial payment of the purchase price of their shares of Tality Corporation common stock allocated under the Stock Purchase Program, in July 2000, the following executive officers of Cadence issued to Cadence secured promissory notes, all bearing interest at an annual rate of 6.51%, compounding every six months, in the following principal amounts: H. Raymond Bingham, $1,875,000; William Porter, $625,000; R.L. Smith McKeithen, $625,000; Kevin Bushby, $406,250; Ronald R. Barris, $625,000; and Robert A. Promm, $93,750. Each note is secured by the purchased Tality shares but includes full recourse against the purchaser.

     Ronald R. Barris. In September 2000, in connection with Ronald R. Barris' relocation to California, Cadence loaned Mr. Barris $2,803,000 for the purchase of a residence. The loan bears interest at the applicable federal rate and is secured by a first mortgage. The loan is due on September 18, 2008, or earlier if Mr. Barris leaves Cadence's employ or sells the residence. Mr. Barris has the right to demand that Cadence purchase the residence from him in exchange for a cash payment of $100,000 and the retirement of the loan, referred to collectively as the Option Consideration. Mr. Barris' put option is exercisable at any time before the earlier of (i) the 30th day after the termination of Mr. Barris' employment with Cadence, (ii) the payment in full of the loan or (iii) September 18, 2008. Cadence has a call option to purchase the residence for the Option Consideration at any time within 180 days after termination of Mr. Barris' employment. If Mr. Barris sells the residence at any time before the 181st day after the termination of his employment with Cadence, then Cadence will be entitled to 90% of the "Resale Participation," which is defined as the amount by which the sales price exceeds $2,903,000, if any. In the event of the exercise of either these put or call options, Cadence will pay reasonable closing costs incurred in connection therewith. If Mr. Barris makes substantial capital improvements to the residence that Cadence approves in advance, the Option Consideration will be increased by Mr. Barris' reasonable cost of such improvements and the Resale Participation will be decreased by Mr. Barris' reasonable cost of such improvements, respectively.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of Cadence's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Cadence with copies of all Section 16(a) forms they file.

     To Cadence's knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with for our 2000 fiscal year.

STOCKHOLDER PROPOSALS

     From time to time, Cadence stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, certain stockholder proposals may be eligible for inclusion in Cadence's proxy statement and form of proxy in connection with our 2002 Annual Meeting of Stockholders. Such stockholder proposals must be submitted in writing to the Secretary of Cadence no later than December 14, 2001 in order to be included in the proxy statement and form of proxy relating to Cadence's 2002 Annual Meeting of Stockholders. The submission of a stockholder proposal does not guarantee that it will be included in Cadence's proxy statement and form of proxy.

     Alternatively, under Cadence's Bylaws, any nominations or proposals which the stockholder does not seek to include in Cadence's proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted in writing to our Corporate Secretary no later than February 15, 2002, nor earlier than January 16, 2002, and must otherwise satisfy the requirements of Cadence's Bylaws. If the date of the 2002 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2001 Annual Meeting, such stockholder proposals or nominations must be submitted in writing to our Corporate Secretary no later than 10 days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4, Cadence may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          R.L. Smith McKeithen
                                          Secretary

April 13, 2001

     A COPY OF CADENCE'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, SAN JOSE, CALIFORNIA 95134.

                                   EXHIBIT A

                          CADENCE DESIGN SYSTEMS, INC.

                          SENIOR EXECUTIVE BONUS PLAN

              AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2001

 1. PURPOSE.

     The purpose of the Senior Executive Bonus Plan ("Plan") is to motivate and reward that individual who is serving as the Chief Executive Officer ("CEO") of Cadence Design Systems, Inc. (the "Company") and the individuals who are part of the senior executive staff as designated by the CEO (collectively, the "Executives") in order to improve the Company's profitability and achieve the established corporate goals of the Company. Under the Plan, an Executive may be awarded for each fiscal year of the Company a performance bonus, described in
Section 3 hereof, which is intended to constitute "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a discretionary bonus, described in
Section 4 hereof, which is not intended to constitute performance-based compensation for purposes of Code Section 162(m).

 2. THE COMMITTEE.

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") which shall consist of at least two independent directors of the Company who satisfy the requirements of Code Section 162(m). The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m) as appropriate and the decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

 3. PERFORMANCE BONUS AMOUNTS.

     For each fiscal year, the performance bonus amount payable to each Executive under this Section 3 is intended to constitute performance-based compensation for purposes of Code Section 162(m) and shall be the product of a target bonus multiplied by one or more factors where each factor is based on a relevant performance criterion and reflects the extent to which the target (or targets) for such criterion is realized and the relative weight given to such performance criterion. The Compensation Committee shall, for each fiscal year, select the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, the corresponding factor for each criterion and target(s) and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

          (i) The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable group of companies: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) revenue, (h) income or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin, (l) return on operating revenue, (m) market share, (n) customer loyalty as measured by a customer loyalty index determined by an independent consultant expert in measuring such matters, or (o) any other objective and measurable criteria tied to the Company's performance.

          (ii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, the selected performance criteria and the factors (reflecting targets for such criteria and relative weighting). If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and the factors (reflecting targets for such criteria with relative weighting) applicable to such period.

          (iii) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above, based on individual performance. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any executive upon satisfaction of the designated targets if such executive is not covered by Code Section 162(m).

 4. DISCRETIONARY BONUS.

     In addition to any performance bonus payable under Section 3 above, the Compensation Committee in its discretion may direct the payment of an additional amount to any Executive for any fiscal year. Such amount shall not constitute performance-based compensation for purposes of Code Section 162(m).

 5. THE PAYMENT OF BONUSES.

     Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive for any fiscal year as a performance bonus shall be $5,000,000. The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the end of such year. No performance bonus under Section 3 hereof shall be paid unless and until the Compensation Committee makes a certification in writing that the performance criteria and targets have been satisfied as required by Code Section 162(m). Further, unless otherwise provided in a written agreement with an Executive, the Executive must be employed by the Company on the date that bonus payments are distributed for a fiscal year, or have terminated employment prior to that time solely on account of death or disability. If an Executive is entitled to payment of a performance bonus under
Section 3 hereof, but was not employed by the Company for the entire fiscal year, he or she shall receive a prorated amount of the bonus amount payable as though he or she were employed for the entire year determined as follows: (i) if the performance period for such bonus is the entire fiscal year, the full year bonus amount shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year and the denominator of which is the number of days in the entire fiscal year; or
(ii) if the bonus for the fiscal year represents the bonus or sum of bonuses computed separately for each short period within the fiscal year, then the bonus otherwise payable for each short period shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such short period and the denominator of which is the total number of days in such short period.

 6. AMENDMENT AND TERMINATION.

     The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Executive's bonus payments at any time, for any or no reason.

PROXY                                                                      PROXY

                          CADENCE DESIGN SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2001

        The undersigned hereby appoints H. Raymond Bingham and R.L. Smith McKeithen, or either of them, each with power of substitution, to attend and to represent the undersigned at the Annual Meeting of Stockholders of Cadence Design Systems, Inc., or Cadence, to be held at Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California, on May 16, 2001 at 1:00 p.m. local time and any continuation or adjournment thereof, and to vote the number of shares of stock of Cadence the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE.

        THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.

                  (Continued and to be signed on reverse side)

                          CADENCE DESIGN SYSTEMS, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY: [X]


1.  ELECTION OF DIRECTORS                     For    Withhold   For All    2.  Approval of Amended and    For    Against   Abstain
    Nominees: H. Raymond Bingham, Susan       All      All      Except         Restated Senior            [ ]      [ ]       [ ]
    L. Bostrom, Leonard Y.W. Liu, Donald      [ ]      [ ]       [ ]           Executive Bonus Plan.
    L. Lucas, Alberto
    Sangiovanni-Vincentelli, George M.
    Scalise, John B. Shoven and Roger S.
    Siboni. (INSTRUCTION: To
    withhold authority to vote for any                                     3.  Ratification of            For    Against   Abstain
    individual nominee, write that                                             selection of Arthur        [ ]      [ ]       [ ]
    nominee's name in the space provided                                       Andersen LLP as
    below)                                                                     independent auditors of
                                                                               Cadence for the fiscal
    _____________________________________                                      year ending December 29,
    (Except nominees written above)                                            2001.

    Such other business as may properly come before the meeting or any adjournment thereof.

    The undersigned hereby acknowledges receipt of: (a) Notice of Annual
    Meeting of Stockholders of Cadence, (b) accompanying Proxy Statement and
    (c) Annual Report on Form 10-K for the fiscal year ended December 30,
    2000.

    Dated: _____________, 2001

    Signature(s):

    ___________________________________________________________________

    ___________________________________________________________________
    Please sign exactly as your name appears on your stock certificate.




                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

               PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
                            IN THE ENCLOSED ENVELOPE.